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                                     RESTATED AND AMENDED
                                 CERTIFICATE OF INCORPORATION
                                              OF
                                         BIGMAR, INC.
                                   (A Delaware corporation)

                       Duly adopted pursuant to Sections 242 and 245 of
                             the Delaware General Corporation Code


               BIGMAR, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), does hereby certify as follows:

               By written consent of the Board of Directors a resolution was duly adopted, pursuant to Sections 242 and 245 of the General Corporation Law, setting forth a Restated and Amended Certificate of Incorporation of the Corporation and declaring said Restated Certificate of Incorporation advisable. All of the stockholders of the corporation duly approved said proposed Restated and Amended Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law. The resolution setting forth the Restated and Amended Certificate of Incorporation is as follows:

        RESOLVED: That the Certificate of Incorporation of Bigmar, Inc., which was originally filed with the Secretary of State of the State of Delaware on September 28, 1995, be and hereby is amended and restated in its entirety so that the same shall read as follows:

               FIRST:        The name of the Corporation is:  Bigmar,
Inc. (hereinafter referred to as the "Corporation").

               SECOND: The address of the registered office of the Corporation in the State of Delaware is c/o Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805 ( New Castle County). The name of its registered agent at such address is Corporation Service Company.

               THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

               FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty million (20,000,000), consisting of the following classes: (i) fifteen million (15,000,000) shares of common stock, par value $.001; and (ii) five million (5,000,000) shares of preferred stock, $.001 par value.

               (a) Preferred Stock. The Board of Directors of the Corporation is authorized, subject to the limitations prescribed by law and the provisions of this Article, to provide for the issu-

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ance,  from  time to time in one or more  series,  of any  number  of  shares of
Preferred Stock, and by filing a certificate of designations pursuant to Section 151 of the General Corporation Law, to establish the number of shares to be included in each series of Preferred Stock and to fix the powers, designations, preferences, relative rights, qualifications and restrictions thereof. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, a determination of the following:

               (a) The number of shares of Preferred Stock constituting that series and the distinctive designation of that series;

               (b) The dividend rate on the shares of Preferred Stock of that series, whether dividends shall be cumulative, and if so, from which date or dates, and whether they shall be payable in preference to, or in such relation to, the dividends payable on any other class or classes or of any other series of the capital stock of the Corporation;

               (c) Whether that series shall have any voting rights in addition to those provided by law, and if so, the terms of such additional voting rights;

               (d) Whether that series shall have conversion or exchange privileges, and if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

               (e) Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all of the shares are to be redeemed, the date or dates upon or after which they shall be redeemable and the type and amount of consideration payable per share in case of redemption, which amount may vary under different conditions and at different redemption dates;

               (f) Whether that series shall be entitled to the benefits of a sinking fund to be applied to the purchase or redemption of shares of that series, and if so, the terms and amount of such sinking fund;

               (g) The right of shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase or redemption or other acquisition by the Corporation or any subsidiary of, any outstanding stock of the Corporation;

               (h) The rights of the shares of that series in the event of a voluntary or involuntary liquidation, dissolution or

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        winding  up of the  Corporation  and  whether  such  rights  shall be in preference to, or in another relation to, the comparable rights of any other class or classes or series of capital stock; and

               (i) Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.

               (b)    Common Stock.

               1. Dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of any funds legally available therefor.

               2. Upon any liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed.

               3. Except as otherwise provided by statute or by any express provision of this Certificate, all rights to vote and all voting power shall be exclusively vested in the Common Stock and the holders thereof shall be entitled to one vote for each share of Common Stock for the election of directors and upon all other matters.

               (c) All Stock. The Corporation shall be entitled to treat the person in whose name any share, right or option is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in such share, right or option on the part of any other person, whether or not the Corporation shall have notice thereof, save as may be expressly provided by the laws of the State of Delaware.

               (d) Stock Split. Effective at the close of business on the date that this Restated and Amended Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, and without further action on the part of the Corporation or the holders of its outstanding common stock immediately prior thereto (the "Outstanding Common"), each share of Outstanding Common shall be automatically converted into the quotient of 1 divided by
2.105263 shares of Common Stock. No fractional shares shall be issued in connection with the foregoing reclassification and, in lieu thereof, the Company shall round all shares of Common Stock to the nearest whole number. Effective at the close of business on such date, each certificate representing shares of Outstanding Common shall be deemed to represent the quotient of 1 divided by
2.105263 shares of Common Stock. As promptly as practicable thereafter, the Corporation, upon delivery and surrender of existing certificates representing shares of the Outstanding Common By the holders thereof, which certificates, if the Board of Directors of the Corporation so requests, shall be duly endorsed to the Corporation in blank or accompanied by proper instruments of transfer to the Corporation (such endorsements or instruments of transfer to be


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in form satisfactory to the Corporation), shall issue and deliver or cause to be delivered to each such holder a certificate or certificates representing the quotient of 1 divided by 2.105263 shares of Common Stock. No dividend or other distributions, if any, that are declared by the Board of Directors after the close of business on the aforementioned date of filing with respect to the Common Stock shall be paid to the holders of Outstanding Common until such holders shall have delivered and surrendered their certificates representing shares of Outstanding Common pursuant to this paragraph.

               FIFTH: (a) The number of directors of the Corporation which shall constitute the whole Board of Directors of the Corporation shall be such as from time to time may be fixed by or in the manner provided in the By-laws, but in no case shall the number of directors be less than one. Except as may otherwise be required by law, vacancies in the Board of Directors of the Corporation and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

                      (b) All corporate powers of the Corporation shall be exercised by the Board of Directors except as otherwise provided herein or by law. In furtherance of the powers conferred by statute and by law, the Board of Directors shall have the power to adopt, alter, amend or repeal the By-laws of the Corporation, without any action on the part of the Corporation's stockholders.

               SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit; it being the intention of the foregoing provision to eliminate the liability of the Corporation's directors to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law, as amended from time to time.


               SEVENTH: The Corporation shall indemnify and advance expenses to the fullest extend permitted by Section 145 of the General Corporation Law, as amended from time to time, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such person. Any expenses (including attorneys' fees) incurred by each person who is or was a director or officer of the Corporation, and the heirs, executors and administrators of such person, in connection with defending any such proceeding in advance of its final disposition shall be paid by the Corporation; provided, however, that if the General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any

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other  capacity  in  which  service  was  or is  rendered  by  such  indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such indemnitee to repay all amounts so advanced, if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

               EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

               NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

               TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated and Amended Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and power conferred herein upon directors, stockholders and officers are granted subject to this reserved power.

               ELEVENTH: The Board of Directors is authorized to make, alter, amend, change, add to or repeal the Corporation's by-laws at any regular or special meeting of the Board of Directors.

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               IN WITNESS  WHEREOF,  the  undersigned has executed this Restated
and Amended Certificate of Incorporation as of this 11th day of April, 1996.


                                                         /s/ John G. Tramontana
                                         ----------------  --------------------
                                         John G. Tramontana
                                         President

ATTEST:


        /s/ Michael K. Medors
- --------   ------------------
Name:  Michael K. Medors
Title: Treasurer & Secretary



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